Exhibit 16.2

DR. WINFRIED HEIDE
WIRSTSCHAFTSPRUFER - STEUERBERATER

September 14, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

I have been furnished with a copy of the disclosure made by GBS Enterprises Incorporated, a Nevada corporation (the “Company”), under Item 4.02 of Form 8-K to be filed by the Company with the Commission. I agree with the statements made by the Company insofar as they relate to my Firm.

Very truly yours,

/s/ Dr. Winfried Heide

Dr. Winfried Heide WP/StB
Comeniusstraße 32
01307 Dresden

Hauptsitz Dresden
Comeniusstraße 32
01307 Dresden
Telefon: 0351-44 00 380
Telefax: 0351-44 00 3829

weiteres Büro Freiberg
Erbische Straße 18
09599 Freiberg
Telefon: 03731-77 31 77
Telefax: 03731-77 31 78

www.wp-heide.com